Exhibit 10.33
CapitalSource Inc.
Compensation for Non-Employee Directors
Initial Option Grant
      Each director receives an option to purchase 15,000 shares of common stock upon their initial appointment or election to the Board of Directors. The per share exercise price of these options is equal to the fair market value per share on the date the option is granted.
Annual Fees
      Directors each receive an annual fee of $7,500. Members of the Audit Committee receive an additional annual fee of $20,000, except the chairperson of the Audit Committee receives an additional annual fee of $30,000. Members of other committees receive an additional annual fee of $5,000 for each committee on which they serve, except the chairperson of each other committee receives an additional annual fee of $7,500.
      On an annual basis, each director receives an option to purchase 1,000 shares of common stock, except that members of the Audit Committee receive an option to purchase 3,000 shares of common stock. The per share exercise price of these options is equal to the fair market value per share on the date the option is granted.
Meeting Fees
      Each director is paid $1,000 for each Board of Directors meeting they attend and $1,000 for each committee meeting they attend, except that Audit Committee members receive $2,000 for each Audit Committee meeting they attend.
Fee Deferral/Stock Options in Lieu of Cash Fees
      Directors are eligible to elect to defer payment of their fees into the form of common stock units instead of cash. Director fees will be converted on a dollar-for-dollar basis into stock units payable in the form of common stock at the earlier of termination of board of director service or the date elected by the director. For purposes of determining the number of common stock units a director will receive, the amount of fees to be deferred will be divided by the closing market price of the company’s common stock on the date otherwise scheduled for the payment of such fees.
      Directors may also receive their fees in the form of stock options instead of cash. Director fees will be converted into fully vested options exercisable for three times the number of shares of common stock as would have been received had the director elected to receive such fees in common stock units, with an exercise price equal to the fair market value on the grant date and a ten-year term.
Expenses
      Directors are reimbursed for their reasonable expenses of attending Board of Directors and committee meetings.